Exhibit 99.1
 Sibling
 Entertainment
 Group Holdings, Inc.

Additional Extension Agreement
SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.
(formerly Sona Development Corp.) SERIES AA – 2007

To each of the Holders listed on the signature pages hereto:

Reference is made to (i) the Debenture Agreements issued between May 14th and August 13, 2007 (the “Debenture Agreement”) between Sibling Entertainment Group Holdings, Inc., (formerly Sona Development Corp.) a Texas corporation (the "Company") and each Holder (as defined therein) and (ii) each of those certain 13% Series AA Secured Debentures and related Secured Promissory Note (the "Promissory Note"), dated as of ____________, 2007, between the Company and each Holder (as defined therein). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Debenture Agreement and/or the attached Promissory Note.

Pursuant to Section 3. Subparagraph A., the interest rate of the Promissory Note was increased from 13% per annum to 15% per annum for the additional one (1) years extension to June 1, 2009 (the “Extended Maturity Date”); and pursuant to Section 5 of the Promissory Note, the Company is obligated to accelerate repayment of any unpaid outstanding principal and interest and premium payments (collectively, the “Payments”) owed to each Holder pro rata from certain sources of funds.

In lieu of accelerating the repayment of any and all Payments, the Company desires to extend the repayment of all Payments for a period of twelve (12) months from June 1, 2009 to June 1, 2010 (the “Additional Extension”) including any payments of interest pursuant to the provisions of Section 5 of the Promissory Note.

The Company hereby agrees to each waiver and amendment and to each condition set forth herein.

By executing below and accepting the consideration set forth herein, Holder hereby agrees to extend the repayment of all Payments due and owning under the Debenture Agreement and/or the Promissory Note for a period of twelve months from June 1, 2009, and waives any and all rights to claim an Event of Default pursuant to non-payment of the Payments by the Company.

As consideration for extending the repayment of all Payments due and owning under the Debenture Agreement and/or the Promissory Note for a period of twelve months from June 1, 2009, the Company will reset the exercise price of both five-year warrants Holder received through this Denbenture Agreement.  Upon the execution and acceptance of this Additional Extension Agreement, the Company will reset the first five-year warrant (Series AA-1) from a current exercise price of $1.00 to a new exercise price of $.50 and the second five-year warrant (Series AA-2) from a current exercise price of $2.50 to a new exercise price of $1.25.

333 Hudson Street • Suite 901 • New York • NY   10013
Tel: 212-414-9600   •  Fax: 917-591-3171

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

Unless as otherwise agreed to in writing, and except as set forth in this waiver, each of the Debenture Agreement and Debenture shall remain in full force and effect.  Please acknowledge your agreement with the foregoing by signing in the space provided below.

Very truly yours,

SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.

(formerly Sona Development Corp.)

By:	/s/ Mitchell Maxwell
Mitchell Maxwell, President

Agreed and Accepted:                                                                           Instrument Dated: ________________

By:_______________________________
Name:

Address:
Fax No.: __________________

Principal Amount: ____________________ Dollars

Accrued Interest through June 1, 2009: _________________